Exhibit 22.1

List of Subsidiary Issuers and Guarantors

The following subsidiaries (the “Subsidiary Issuers”) of Waters Corporation (the “Company”) may be the issuers of registered debt securities that may be fully and unconditionally guaranteed by the Company and the Guarantor Subsidiaries (as defined below), as applicable.

Subsidiary Issuers	Jurisdiction of incorporation or organization

Augusta SpinCo Corporation	Delaware
Waters Technologies Corporation	Delaware

The following subsidiaries (the “Guarantor Subsidiaries”) of the Company may fully and unconditionally guarantee registered debt securities issued by the Subsidiary Issuers or the Company, as applicable.

Subsidiary Guarantors	Jurisdiction of incorporation or organization

PharMingen	California
Wyatt Technology, LLC	California
Accuri Cytometers, Inc.	Delaware
Augusta SpinCo Corporation (1)	Delaware
Augusta Life Sciences US OpCo I LLC	Delaware
Augusta Life Sciences US OpCo II LLC	Delaware
Augusta Life Sciences US SpinCo LLC	Delaware
Cellular Research, Inc.	Delaware
HandyLab, Inc.	Delaware
TA Instruments - Waters L.L.C.	Delaware
Waters Asia Limited	Delaware
Waters Technologies Corporation (1)	Delaware

(1)	Augusta SpinCo Corporation and Waters Technologies Corporation may guarantee each other’s debt securities.